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                                                                      EXHIBIT 99

                       AGREEMENT ENGAGING THE SERVICES OF
                    DOMINION BRIDGE CORP. AS INTERIM MANAGER

            The New World Power Corporation ("the Company") a Delaware corporation with its principal offices located at 558 Lime Rock Road, Lime Rock, Connecticut 06039, wishes to engage professional management assistance to provide general management of the Company's operating and business affairs, and to assist the Company to the extent possible in seeking and finding solutions to certain problems within the sphere of management direction and planning.

            The Company hereby agrees to engage Dominion Bridge Corporation ("Dominion Bridge") a Delaware corporation, with its principal offices located at 500, Notre Dame Street, Lachine, Quebec, Montreal, Canada, for the purpose of assisting in managing the Company during the critical period ahead, and implementing the business plan of the Company adopted by the Board of Directors and as amended from time to time by the Board of Directors. Dominion Bridge will provide Nicolas Matossian as Consultant to the Company, and Vitold Jordan to serve as Interim Chief Executive Officer, both reporting to the Board of Directors of the Company, subject to the following terms and conditions. Dominion Bridge may provide other personnel from time to time as required during the course of the assignment, and as approved by the Board of Directors.

            1. Dominion Bridge shall have full access to all personnel and a relationship with the entire internal organization. The relationship of Dominion Bridge to the Company shall at all times be that of an independent contractor. While the Company shall retain the right to dictate the results of Dominion Bridge's work as contemplated by this Agreement, it is expressly understood that the Company shall have no right to control the manner and/or means by which Dominion Bridge achieves these results. It is also expressly understood that Dominion Bridge shall have no
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right to hire, fire, or discipline any of the Company's employees, or otherwise in any way to control the manner and means by which any employees of the Company perform their work, shall have no obligations of any kind to such employees, including any obligation to contribute to such employees' compensation or fringe benefits, may under no circumstances be regarded or treated as an "employer" or "joint-employer" of such employees. Dominion Bridge shall have no authority to legally bind the Company in any matter whosoever, except as specified herein. Dominion Bridge may, in the performance of its duties, negotiate on behalf of Company with various parties, including, but not limited to creditors, stockholders, and employees of the Company, and governmental entities, but unless authorized in writing by the Board of Directors or the Executive Committee of the Company, in no case shall Dominion Bridge have any authority or be under any duty whatsoever to execute documents in the name of or on behalf of Company with respect to such negotiations or the transactions contemplated therein.

            2. Dominion Bridge shall review all financial and operating policies, plans and programs and, except as set out in paragraph 6 herein, shall participate in any major decision which might have a significant impact on such policies.

            3. Dominion Bridge shall be subject to the control of the Board of Directors of the Company. Except for such control, Dominion Bridge shall not be subject to the control of any other person or persons.

            4. Dominion Bridge shall be compensated for its services under this Agreement at the rate of ten thousand dollars ($10,000) per week for Nicholas Matossian and Vitold Jordan, plus out-of-pocket expenses incurred by Dominion Bridge, Nicolas Matossian, Vitold Jordan, and any other personnel or representative of Dominion Bridge (previously approved by the New World

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Board of Directors), including legal expenses incurred by Dominion Bridge in respect of this Agreement. At the option of New World, New World may pay the foregoing compensation forty percent (40%) in cash and sixty percent (60%) in shares of New World stock. The value of the New World stock for such purposes shall be the average price at which such stock has traded over the prior thirty
(30) days covering the invoice period. In the event that the stock does not trade for the full thirty (30) days, the average price shall be based don the actual number of trading dates, and if the stock fails to trade at all, due to delisting or other events, the price shall be determined by an independent expert reasonably acceptable to the Company and Dominion. By signing this Agreement, Dominion Bridge stipulates that it will be receiving the stock for investment purposes, and not with a view to distribution. Additional services approved by New World under this Agreement will be provided at Dominion Bridge's regular published rates, per the attached schedule. Fees and expenses shall be billed monthly, and all invoices shall be due and payable upon receipt.

            5. In addition to the foregoing compensation, Dominion Bridge shall be entitled to receive upon execution of this Agreement options covering one hundred thousand (100,000) shares of the Company's common stock at the option price of 9/16th's per share. These options shall be exercisable at any time within three (3) years of the execution of this Agreement. As a performance bonus, Dominion Bridge shall also be entitled to receive thirty-seven thousand five hundred dollars ($37,500), (payable as set out below) for each one quarter point increase in the price of the Company's stock based on trades reported on the NASDAQ exchange. The starting price for purposes of this calculation shall be the closing price of the New World stock on the date of execution of this Agreement. This performance bonus shall be payable twenty-five

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percent (25%) in cash, and seventy-five percent (75%) in additional shares of the Company. For purposes of valuing the shares utilized to pay the portion of the performance bonus payable in stock, the Company shall utilize the average price reported by NASDAQ over the prior thirty (30) days. For each share of stock which is issued to Dominion Bridge to cover that portion of the performance bonus payable in stock, Dominion Bridge shall be entitled to an option covering one additional share where the option price shall be the average of the trading prices over the thirty (30) days prior to the date the performance bonus is earned. The supplemental options shall be exercisable within three years of issuance.

            6. Both the Company and Dominion Bridge acknowledge that the Company is currently considering forming a limited liability company in which Dominion Bridge will be a fifty percent (50%) owner. The parties have executed a term sheet setting out the key provisions, but further negotiations will be necessary over the next forty five (45) days in order to reach a binding operating agreement. To avoid any appearance of a conflict of interest, Dominion Bridge shall recuse itself from any representation of the Company in such negotiations, and all such negotiations on behalf of the Company shall be conducted by an independent consultant to be retained by the Board of Directors, as assisted by the Company's outside counsel. In addition, Dominion Bridge shall recuse itself from participation in any other matters involving Dominion Bridge and the Company.

            7. In consideration for Dominion Bridge undertaking to discharge its responsibilities as set forth in this Agreement, the Company:

                       (a) Shall and does hereby forever release, remise and discharge Dominion Bridge and its officers, employees, agents, attorneys and representatives from any and all actions,

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claims, demands, damages or liabilities whatsoever, whether direct or derivative in law or in equity, which the Company may have against any of them as a result of any act or failure to act in what they in good faith believed to be in the best interests of the Company, arising out of any action taken pursuant to this Agreement.

                       (b) Shall indemnify and hold harmless Dominion Bridge and its officers, employees, agents, attorneys and representatives against any and all actions, claims, demands, damages or liabilities, whatsoever, whether direct or derivative, in law or in equity, to which any of them may become subject insofar as any such actions, claims, demands, damages or liabilities arise out of or are based upon any alleged action taken by them or any alleged failure to act in what they in good faith believed to be in the best interests of the Company, pursuant to this Agreement. The Company shall reimburse Dominion Bridge and its officers, employees, agents, attorneys or representatives for any legal or other expenses that any of them may reasonably incur, through counsel or of their own choice or otherwise in connection with investigating, defending or settling any such action, claims or demand, as such expenses are incurred. Any right of indemnification provided under this paragraph 7(b) shall be supplemental to any rights of indemnification to which Dominion Bridge, its officers, employees, agents, attorneys and representatives may be entitled under the Company's articles, by-laws, contracts of insurance or under any applicable law.

                       (c) Without limiting the foregoing, the Company shall indemnify, defend and hold harmless Dominion Bridge, its employees, officers, directors, subsidiaries, affiliates, shareholders, contractors, consultants and agents (such persons hereinafter referred to "Indemnitees") from any claim, suit, proceeding, award, damages, liability, judgment, penalty,

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fine, assessment or any loss or expense (collectively "claims"), resulting from any alleged violation of any environmental law, regulation, rule, permit or policy of any country, state, province, municipality, locality, board, agency, authority, compact or commission, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. Sections 9601 et. seq.) or any claims alleging or arising out of the release or disposal of any Hazardous Substance at, in, on, or under property owned, leased, used or operated by the Company, now, in the past or future.

            For the purpose of this paragraph "Hazardous Substance" shall mean any hazardous or toxic material, constituents, substances, petroleum products (including crude oil or a fraction thereof, as defined or regulated as such in or under any environmental law).

                  8. Representations and Warranties of the Company. The Company hereby represents to Dominion Bridge that:

                       (a) Corporate Existence. The Company is a corporation duly organized and validly existing, under the laws of the State of Delaware, with corporate power to own property and carry on its business as it is now being conducted.

                       (b) No Conflict. This Agreement has been duly executed by the Company and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, decree or order to which the Company is a party or to which the Company is subject, nor will such execution and performance constitute a violation or conflict of any fiduciary duty to which the Company is subject.

                       (c) Authority. The Company has the full legal right, power, authority and approval required to enter into, execute and deliver this Agreement and to fully perform all of its

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obligations hereunder. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of the parties hereto.

                       (d) Share Issuance. The shares of the Company to be issued in connection with this Agreement, and the shares issued upon exercise of the options which may be granted under this Agreement, upon issuance, will be validly issued, fully-paid and non-assessable.

                  9. Representations and Warranties of Dominion Bridge. Dominion Bridge hereby represents to the Company that:

                       (a) Subsequent Events. Except as set forth in this Agreement, Dominion Bridge will notify the Company if, subsequent to the date hereof, either party incurs obligations which would compromise its efforts and obligations under this Agreement.

                       (b) Authority. Dominion Bridge has the full legal right, power, authority and approval required to enter into, execute and deliver this Agreement and to fully perform all of its obligations hereunder. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of the parties hereto.

            10. Non-Exclusive Services. The Company acknowledges that Dominion Bridge, and any individual or entity provided by Dominion Bridge to perform the services contemplated hereunder, may currently be providing services of the same or similar nature to other parties and the Company agrees that Dominion Bridge, or such other party, is not prevented or barred from rendering services of the same nature or a similar nature to any other individual or entity, provided however, Dominion Bridge agrees not to undertake any actions or services on behalf of

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an individual or entity in direct competition with the Company and Dominion
Bridge agrees that it will not undertake any actions or services that will unreasonably interfere with the business or operations of the Company. Dominion Bridge will advise the Company of its position with respect to any activity, employment, business arrangement or potential conflict of interest which may be relevant to this Agreement.

            11. All Prior Agreements Terminated. This Agreement constitutes the entire understanding of the parties with respect to the engagement of Dominion Bridge for the services set forth in this Agreement and all prior agreements and understandings with respect thereto are hereby terminated and shall be of no force or effect.

            12. Registration Rights. The Company and Dominion Bridge agree to, using their best efforts, as soon as practicable upon execution of this Agreement, to enter into a Registration Rights Agreement containing provisions for the registration of the shares of Common Stock of the Company which may be issued hereunder, on terms consistent with the registration rights currently being provided by the Company. The Company and Dominion Bridge agree that the Registration Rights Agreement entered into hereunder shall contain a provision to the effect that notwithstanding anything else contained in the Registration Rights Agreement, the Company shall not be obligated to register any shares pursuant to the Registration Rights Agreement until the earlier of: (i) the date of the triggering of the registration rights covered by existing option agreements previously granted by the Company prior to the date of this Services Agreement; (ii) the effective date of a significant recapitalization of the Company; or (iii) May 2, 1997.

                  13. This engagement of Dominion Bridge shall continue at the pleasure of the Company's Board of Directors, and may be terminated at any time by resolution of the Board of

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Directors, a certified copy of which shall be delivered to Dominion Bridge.
Dominion Bridge shall have the option to terminate its employment at any time upon notification to the Board of Directors of its desire to terminate.

            14. Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary to effect the transactions described herein.

            15. The Company represents and warrants that:

                       (a) It has all necessary governmental approvals to own, operate and conduct its business as contemplated;

                       (b) No approvals by any person or governmental authority are required for the execution, delivery and performance of this Agreement; and

                       (c) The execution, delivery and performance of this Agreement will not resulting any breach of any agreement, contract, instrument or undertaking to which the company or any affiliate of the Company is a party, including but not limited to any agreement for the purchase and sale of electricity.

            16. Neither Dominion Bridge, nor its officers, agents, directors or employees shall have any responsibility for or any authority over the refuse or waste disposal practices or policies of the Company.

AGREED AND ACCEPTED:
THE NEW WORLD POWER CORPORATION             DOMINION BRIDGE CORPORATION

By:_________________________________        By:_______________________________
Its:_________________________________       Its:______________________________
Date:________________________________       Date:_____________________________

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                                  RATE SCHEDULE
                            EFFECTIVE AUGUST 1, 1996


            Executive Manager                     $200 - $250 per hour
            Senior Engineer                       $150 - $200 per hour
            Project Developer                     $100 - $150 per hour
            Accounting/Finance Personnel          $75 - $125 per hour
            Clerical/Administrative               $35 - $60 per hour
            Out-of-Pocket Expenses                At Cost